Exhibit 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/24/2000
001431932 – 3278530

CERTIFICATE OF FORMATION

OF

RIPPLEWOOD CHEMICAL ACQUISITION LLC

This Certificate of Formation of RIPPLEWOOD CHEMICAL ACQUISITION LLC (the “LLC”), dated as of August 24, 2000, is being duly executed and filed by Ripplewood Holdings L.L.C., as sole member of Ripplewood Chemical Holding LLC, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Ripplewood Chemical Acquisition LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

RIPPLEWOOD CHEMICAL HOLDING LLC

By Ripplewood Holding LLC, as sole member

By:	/s/ Ian K. Snow
Name:	Ian K. Snow
Title:	Managing Director & Secretary